Exhibit 99.1

[LOGO OF AMERIGROUP APPEARS HERE]

PRESS RELEASE

[LETTERHEAD OF AMERIGROUP APPEARS HERE]

Contact AMERIGROUP at:

Investors

Scott M. Tabakin

757-321-3535

Media

Amy L. Sheyer

757-518-3671

AMERIGROUP CORPORATION NAMES JAMES G. CARLSON

PRESIDENT AND CHIEF OPERATING OFFICER

Virginia Beach, Va. (April 22, 2003)—AMERIGROUP Corporation (NYSE: AGP), announced today that James G. Carlson has been named President and Chief Operating Officer. His appointment to this newly created position is effective April 28, 2003.

“Jim is a proven senior executive who will bring AMERIGROUP significant experience and leadership as we grow our capabilities nationally. His operating talent and strong ethical grounding will blend smoothly with our already strong executive management team,” said Jeffrey L. McWaters, chairman and chief executive officer. “Our Company is at a stage where Jim’s leadership will add tremendous value and contribute greatly to future operating success and growth.”

Carlson, age 51, has primarily devoted his 25-year career to health care. He has previously served as executive vice president of UnitedHealth Group and President of the UnitedHealthcare business unit, which at the time represented more than half the company, generating $10 billion in revenues and serving over 10 million members. Earlier in his career, Carlson formed Healthspring, a physician group practice management company. He began his career with The Prudential Insurance Company of America, serving as president of Western Group Operations, where he was responsible for their launch of managed care in that region via formation of health plans throughout California.

“AMERIGROUP brings significant value to states by not only helping them save money, but providing health care solutions for publicly funded programs, and I am excited about the prospect of being part of this opportunity and team,” said Carlson.

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AMERIGROUP Names Carlson as President and COO

AMERIGROUP Corporation, headquartered in Virginia Beach, Virginia, is a multi-state managed health care company focused on serving people who receive health care benefits through public-sponsored programs including Medicaid, State Children’s Health Insurance Program, or SCHIP, and FamilyCare. The Company operates in Texas, New Jersey, Maryland, Illinois, Florida and the District of Columbia. For more information about AMERIGROUP Corporation, please visit the Company’s web site at www.amerigroupcorp.com.

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